Exhibit 23.1

Davidson & Company llp	Charted Accountants	A Partnership of Incorporated Professionals

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8  to be filed with the Securities and Exchange Commission pertaining to the NovaBay Pharmaceuticals, Inc. 2007 Omnibus Incentive Plan of our report dated March 24, 2009, with respect to the consolidated financial statements of NovaBay Pharmaceuticals, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2008 that was filed with the Securities and Exchange Commission on March 31, 2009.

/s/ Davidson & Company LLP

“DAVIDSON & COMPANY LLP”

Vancouver, Canada	Chartered Accountants

January 21, 2010

1200 – 609 Granville Street, P.O. Box 10372, Pacific Centre, Vancouver, B.C., Canada V7Y 1G6
Telephone (604) 687-0947 Fax (604) 687-6172